                                  LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (the "Agreement") is entered into this day of February 15, 1999 between H.O. SYSTEMS, INC., a corporation having its offices at 222 West Oglethorpe Avenue, Savannah GA. 31401, hereafter referred to as "H.O." and Dobson Communications Corporation, having its principal office at 13439 N. Broadway Extension, Suite 200 Oklahoma City, OK 73114, hereafter referred to as "Customer".

     WHEREAS, Customer desires to obtain a limited nonexclusive license right to use the H.O. Cellular Information Management System known as H.O. CIMS billing and information management licensed software (the "Licensed Software") as described below, operated by Customer, and

     WHEREAS, H.O. desires to license the Licensed Software to Customer upon the terms and conditions set forth in the Agreement, for use in each and every Cellular Market operated by Customer.

     THEREFORE, in consideration of the above declarations and the covenants and conditions set forth in this Agreement, the parties agree as follows:

1. GRANT: LICENSE FEE. In consideration of the payment of a one time license fee of $1.00 H.O. hereby grants to Customer, a nontransferable, nonexclusive license to use the Licensed Software. The initial term of this Agreement will commence upon the first invoice for month end date reflecting 100,000 phones or more, ("the Effective Date") and will end on the 4th anniversary of the Effective Date, unless terminated earlier in accordance with the provisions of this Agreement. Thereafter, the term of this Agreement will automatically extend for successive 1 year periods after such anniversary date unless either of the parties notifies the other party in writing at least 90 days prior to such anniversary date, or 90 days prior to the end of any such one year extension period as the case may be, that this Agreement will not be so extended.

2. LIMITATIONS ON USE. Customer shall use the Licensed Software only on Central Processing Units provided and designated by H.O. (the "Designated CPU"). Customer may make (1) backup copy of the Licensed Software, for backup purposes, which must display the copyright notice and information relating to the proprietary rights as they appear in the Licensed Software. Customer shall not decompile, disassemble, or reverse engineer any portion of the Licensed Software. Customer shall not allow the Licensed Software to be used for time-sharing or service bureau, or any similar purpose. In the event the Designated CPU fails, Customer may use the Licensed Software on another processing unit at the same location upon notification to H.O.

3.   CONFIDENTIALITY.

     A. Both parties acknowledge that they will possess Confidential Information of the other party, including the other's proprietary or business information, the other's trade secrets as well as, the Licensed Software, and other vital data on the Customer's


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          business. Each party will use commercially reasonable efforts, but not less stringent than the means that it uses to protect its own confidential information, to prevent the disclosure and to protect the confidentiality of written information received from the other party which is marked or identified as confidential, or which relates to the number of subscribers (collectively, "Confidential Information"). Each party will use Confidential Information received from the other party only in connection with the purposes of this Agreement. The provisions of this Paragraph (3) will not prevent either party from disclosing its own Confidential Information or from disclosing Confidential Information which is
          (a) already known by the recipient party without an obligation of confidentiality; (b) publicly known or becomes publicly known through no unauthorized act of the recipient party; (c) rightfully received from a third party; or (d) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the disclosing party provides the other party with notice of such requirement prior to any such disclosure. This provision shall survive the termination or expiration of this Agreement. Specific pricing terms of this Agreement shall be considered Confidential Information by both parties.

     B. The term "Confidential Information" as used above shall also include any and all terms and provisions of this Agreement, including, without limitation, the pricing terms set forth in or related to this Agreement (the "Pricing Terms"). In addition to Customer's obligations set forth in Paragraph A above, Customer shall at all times use its best efforts to prevent the disclosure and protect the confidentiality of the Pricing Terms. Customer shall not disclose any Pricing Term or aspect thereof whatsoever to any person whatsoever unless (a) expressly authorized in writing by H.O., or (b) Customer is legally compelled to make such disclosure and Customer has furnished H.O. prompt notice of such fact (so that H.O. may seek an appropriate protective order or other remedy) and a written opinion of its counsel reasonably acceptable to H.O. opining that Customer is required to make such a disclosure or else stand liable for contempt or suffer other material censure or material penalty. In the event disclosure is permitted under clause (b), Customer shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

     C. H.O. and Customer acknowledge and agree that it may be difficult, if not impossible, to accurately determine the amount of damages that H.O. will incur if Customer breaches or otherwise fails to comply with Paragraph B above. Accordingly, the parties agree that as liquidated damages for such breach or noncompliance Customer shall pay immediately an amount equal to 2 times the billings charged by H.O. under the Agreement for the month immediately preceding the month during which the breach or noncompliance occurred. In addition to such liquidated damages or any other remedy available to H.O. and in addition to and notwithstanding Section 10 below, upon such breach or noncompliance with Paragraph B, H.O. shall have the right to immediately (without opportunity to cure) terminate this Agreement including, without limitation, all licenses granted thereunder, at its sole discretion upon notice to Customer as of the date specified in such notice of termination; provided, however, that if H.O. fails to exercise such


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          termination right, Customer shall remain obligated to pay the liquidated damages in addition to any other amounts due H.O. under the Agreement, and neither the failure nor the delay in exercising any right, power or privilege under this Paragraph C will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by H.O. will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

     D. Customer agrees to indemnify and hold H.O. harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by Customer or Customer's employees or agents of the Confidential Information or other violation of this Section 3. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Agreement by Customer of Customer's employees or agents and any such breach would cause H.O. irreparable harm, Customer also agrees that, in the event of any breach or threatened breach of this Agreement, H.O. will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. No right or remedy conferred upon H.O. by any provision of this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or thereafter existing at law or in equity or otherwise.

4. WARRANTY. H.O. warrants that it has the power and authority to grant this License to Customer and that the Licensed Software will be free from material errors. H.O. also warrants that the Licensed Software will perform substantially in compliance with the specifications of the cellular telephone industry standards applicable to the services to be performed, including roaming clearinghouse standards for the processing of roaming records as promulgated from time to time contained in the software. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY.

5.   INSTALLATION AND TRAINING.

     A. H.O. shall provide initial training, free of charge, for each new market at each new cluster or call center acquired by Customer, or where deemed appropriate by Customer and H.O., in the operation and use of the Licensed Software and associated systems either at the Customer's site or in Savannah, Georgia, as requested by Customer. Reasonable out of pocket expenses, such as travel, meals and lodging, shall be paid by Customer. Training shall consist of the following:

               Installation and optimization of all computer network components.


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               Understanding accounting, monthly, and daily reports.
               Administration of A/R collection procedures.
               Work order, payment, and adjustment processing.
               Switch Manager (if applicable)
               Table updates and changes.
               Roamer distribution (incollects and outcollects).
               Documentation.

     B. Any additional training, after initial training, requested by Customer shall be at the hourly rate of $100.00. The Customer shall reimburse H.O. for all reasonable out of pocket expenses, such as travel, meals and lodging, incurred by H.O. in connection with any additional training requested by Customer.

     C. H.O. shall invoice Customer on a monthly basis following the final bill run for the month, a maintenance fee equal to the greater of:

          i)   the sum of:

               (1)  $1.60 for each active phone from            0      to     100,000
               (2)  $1.50 for each active phone from      100,001      to     200,000
               (3)  $1.40 for each active phone from      200,001      to     300,000
               (4)  $1.30 for each active phone from      300,001      to     400,000
               (5)  $1.20 for each active phone from      400,001      to     500,000
               (6)  $1.10 for each active phone from      500,001      to     600,000
               (7)  $1.00 for each active phone from      600,001      to   1,000,000
               (8)  $0.90 for each active phone above   1,000,001
                    (volumes are tiered discounts)
               (6)  $.50 for each non-cellular service, i.e. paging & internet

                              or

          ii)  $3,000.00 per file server site.

6. MAINTENANCE. The maintenance pricing fee covers (a) all updates and modifications as requested by Customer which H.O. furnishes without charge to all Customers of the Licensed Software (software releases) and (b) telephone support from 8:00 AM Eastern Standard Time - 8:00 PM Pacific Standard Time, Monday through Friday, except holidays. After hours emergency support shall be through the use of a 24 hour pager. Maintenance shall be performed from remote location through the use of one, or more if necessary, frame relay or equivalent connection to H.O. offices. The expense of such lines shall be passed through to, and paid for by the Customer. All updates and modifications will be furnished in operable condition. The maintenance fee does not cover "customizations". Customizations are substantial modifications to the Licensed Software made on behalf of Customer and not furnished to all other H.O. clients. Customizations, if feasible, shall be made at Customers written request, at the rate of $100.00 per man-hour. Customer shall not make any modifications or additions to the Licensed Software or derivative works of the Licensed Software without the prior written consent of H.O. H.O. shall not be responsible for maintenance or support of any portion of the Licensed Software affected by modifications, additions, or derivative works made


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

     by the Customer. H.O. shall have sole and exclusive rights in and ownership of all additions to, modifications, derivative works, and customizations of the Licensed Software. Customer will afford to the representatives of H.O. access, during normal business hours, to Customer's premises sufficient to enable H.O. to inspect, repair, replace or remove any equipment or other assets of H.O. installed or otherwise present on Customer's premises.

     A. H.O. Software shall provide roaming distribution for Customer at no additional charge. Roaming distribution is considered the processing of Customer outcollects, timely delivery of those records to the appropriate clearinghouse, and timely delivery of incollects as they are received from the appropriate clearinghouse for inclusion in Customers monthly billing process. Timely is defined as the submission of outcollect messages to the appropriate clearinghouse within 30 days of the call occurrence, or the industry standard as defined by Cibernet Corp. of Washington DC, whichever is shorter.

     B. H.O. Software will contract with a third party vendor for print and mail services for Customers' monthly bill processing (including postage, printing, stuffing, mailing, micro fiche/CD Rom). Customer may also transmit dunning messages to the printing vendor supplying print and mail services. Upon receipt of the printers bill image tape or electronic transmission from Customer, H.O. guarantees a turnaround time of three (3) days if the tape or electronic transmission is in readable format. In the event H.O. is unable to provide printing services, Customer shall, in addition to any other rights it may possess, have the right to contract directly with any third party, including H.O.'s vendor, for printing services. All costs, as referenced in Addendum B, associated with this Paragraph B shall be the responsibility of the Customer.

     C. H.O. will provide the necessary computer equipment for Customer use during the term or terms of the Agreement. This equipment does not include any adjunct processors needed for communication to or from the switch for call collection and/or service provisioning or any point-of-sale equipment. The right to title of ownership of the equipment shall be retained by H.O. Software. Provision of the computer hardware shall include the Designated CPU; printer;
          necessary tape drive devices; I/0 terminal device server for remote offices and a high-speed modem for maintenance communications. H.O. will not provide cables or cabling services, back up tapes, terminals or paper stock for reports and/or dunning notices. H.O. shall be responsible for the maintenance, repair, up grades, and replacement of the computer hardware in the event of failure or factory defects (excluding misuse, abuse, neglect, or natural disaster) during the term of this Agreement. In the event of a failure, replacement components shall be shipped via overnight carrier to Customer. Client will use best efforts to assist H.O. in its maintenance, repair up grades, and replacement of computer parts. If Customer is unable to provide the necessary assistance
          H.O. will dispatch support personnel or dispatch contracted support personnel.

     D. H.O. will maintain enough memory (RAM) and disk drive space to provide on line retrieval of six (6) months call detail and 12 months account level detail inclusive of


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          memos and work orders. Postage and shipping charges shall be paid by the shipping party in all cases for the shipment of repaired or replacement parts. All costs arising from the maintenance, repair or replacement of the hardware resulting from lightning, electrical surges or Acts of God shall be the responsibility of the Customer.

7. LIMITATION OF LIABILITY. H.O.'s LIABILITY FOR ALL DAMAGES OCCURRING UNDER THIS AGREEMENT FROM ANY CAUSE OF ACTION WHATSOEVER EXCEPT INTENTIONAL, WILLFUL MALFEASANCE SHALL NOT EXCEED THE AVERAGE OF THE THREE PREVIOUS MONTHS MAINTENANCE FEES PAID BY CUSTOMER. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, H.O. SOFTWARE SHALL IN NO WAY BE LIABLE FOR LOST PROFITS, LOST COMPUTER TIME, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE OCCURRENCE OF ANY LOSS REIMBURSED TO CUSTOMER UNDER THIS PROVISION SHALL BE IN THE FORM OF CREDITS AGAINST OUTSTANDING INVOICE BALANCES DUE TO H.O.

8. INFRINGEMENT INDEMNITY. Notwithstanding anything to the contrary in this Agreement, H.O. will, at its own expense, defend any action brought against Customer to the extent such action is based on a claim that the Licensed Software, used within the scope of the license granted herein, infringes a copyright perfected under United States statute, infringes a patent granted under United States law, or constitutes an unlawful disclosure, use, or misappropriation of another party's trade secrets or similar property right. H.O. Software will bear the expense of such defense and pay any damages and attorneys' fees finally awarded by a court of competent jurisdiction which are attributable to such claim, provided that Customer notifies H.O. Software promptly in writing of the claim, and that Customer allows H.O. Software to fully direct the defense or settlement of such claim. H.O. will not be responsible for any settlement or compromise made without its consent. Should the Licensed Software, or any component thereof, become, or in H.O.'s reasonable opinion, be likely to become, the subject of a claim subject to the provisions of this Section 8, then H.O. may, at its option, use commercially reasonable means to procure for the Customer the right to continue using the Licensed Software so that it becomes non-infringing provided that the level of services rendered to Customer will be materially equivalent to the services rendered prior to such replacement or modification.

9. NO TRANSFER OR EXPORT. Except to a wholly owned subsidiary, Customer shall not assign, sub license, or otherwise transfer, in whole or in part, this Agreement or any license or right granted hereunder, and Customer shall not permit any such assignment, sub license, or other transfer without H.O.'s written consent. Customer shall not export the Licensed Software outside of the United States without the prior written consent of H.O. H.O. may at its sole discretion assign or otherwise transfer its rights and obligations under this Agreement to any third party, whether of not affiliated with H.O., upon notice to Customer of such assignment or transfer, with such assignment or transfer being effective as of the date specified in such notice.


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10.  DEFAULT AND TERMINATION.

     A. Termination for cause. Except as provided in Section 3, in the event that either party hereto materially defaults in the performance of any of its duties or obligations hereunder, which default shall not be substantially cured within 30 days after written notice is given to the defaulting party specifying the default, or, with respect to any default which cannot be reasonably cured within 30 days, if the defaulting party fails to proceed within 30 days to commence curing said default and thereafter to proceed expeditiously to substantially cure the same, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

     B. If Customer fails to comply with Paragraphs 2, 3.A, or 9, then the provisions of Section 10.A apply, except to the extent a different remedy is otherwise specified. Upon termination of the Agreement pursuant to Section 3 or Section 10.A, the License granted hereunder shall cease and Customer shall immediately destroy the Licensed Software and any related materials, equipment or other assets, unless H.O. requests, in writing, the return of any such materials. In this event, such materials shall be immediately returned. Customer shall furnish H.O. with a written certificate stating that the original Licensed Software and any backup copies of the Licensed Software in the Customer's possession have been destroyed. Notwithstanding any provisions contained herein, if notification to terminate this Agreement is received from the Customer during the first year, the Customer agrees to reimburse H.O. for hardware purchases, start up expenses, and installation expenses incurred by H.O.

11. GENERAL. This Agreement shall constitute the entire agreement between the parties and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement shall be binding on the parties and their respective successors and assigns. The parties acknowledge that this Agreement shall remain in full force and effect in accordance with its terms notwithstanding any merger of Customer with or into any other person. Customer shall not sell, assign, transfer or otherwise dispose of all or substantially all of its assets to any person, in any transaction or series of related transactions, unless the transferee or assignee of Customer's assets shall assume all obligations of Customer hereunder. This Agreement shall not be modified except by written document signed by both parties. ThIs Agreement shall be governed by the laws of the State of Georgia. Any waiver of any breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. If any provisions of this Agreement are held invalid or unenforceable, the validity and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12. So long as all electronic interfaces with the HO CIMS application (including but not limited to the MTSO) are Y2K compatible, HO Software warrants that its HO CIMS application will be capable of: 1) accurately processing date information


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     before, during, and after midnight, December 31, 1999, including but not limited to accepting date input, providing date output, and performing calculations and comparisons on dates or portions of dates. Date interpretation and manipulation must be correct for all valid date values within the application domain; 2) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; 3) respond to two-digit year-date input in a new way that resolves the ambiguity of the century in a disclosed, defined and predetermined manner. Interfacing software must make the same century assumptions when processing two-digit years; 4) process 2000 as a leap year; 5) and correctly process any date with a year specified as "99" and "00".

13. H.O. and Customer agree that each others employees shall not be hired, induced or otherwise persuaded to become an employee or agent of the other without the written consent of the other party.

14.  Escrow of Software

Within 90 days of the execution of this license agreement, HO Software shall contract with a third party Escrow Provider for the on-going storage and protection of the source code and related documentation for all products made available to Customer under this License Agreement. The Escrow provider shall be mutually agreed to by HO Software and the Customer. Immediately following the execution of the contract HO shall deposit, with the Escrow provider, a copy of the source code and related documentation for the release or releases of software being made available to the Customer. Further, as additional versions of the software are created and issued by HO, HO will provide copies of source code and related documentation to the Escrow Provider within 30 days of the new version being utilized by the Customer. The term of the Escrow agreement shall coincide with the term of this license agreement.

The Escrow contract will be established such that deposited materials may only be released to the Customer under the following conditions:

          HO Software or any subsequent acquirer of HO Software ceases operation as a provider of the HO Cellular Information Management System (HO
          CIMS);

          HO Software ceases to provide Maintenance as defined in paragraph 6 for a period of 12 consecutive months;

It is understood that the release of deposited materials shall be solely to allow the Customer to continue using the software for the originally intended purposes as defined else where in this license agreement. Under no circumstances will the release of deposited materials to Customer be for any purpose other than for Customer to use for internal processing of the Customer's transactions. Customer represents that it has read this Agreement and understands and agrees to all terms and conditions stated herein.


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


ACCEPTED:                                  ACCEPTED:

     H.O. SYSTEMS, INC.                    Dobson Communications Corporation
------------------------------             -----------------------------------



SIGNATURE: /s/ Steven Price                SIGNATURE  /s/ G. Edward Evans
------------------------------             -----------------------------------


Name:  Steven Price                        Name:  G. Edward Evans
------------------------------             -----------------------------------


Title:  President                          Title:  President
------------------------------             -----------------------------------




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                                      Addendum A

1. H.O. Software covenants that a Graphical User Interface (GUI) to Customer in release 19.0 subject to design specifications to be determined by H.O. Software. The GUI interface is a "front end" to the core HOCIMS system and will be used to access customer data, support customer service and execute workorders and adjustments to accounts. H.O. Software agrees to commit necessary resources in order to complete the release of a GUI.

2. H.O. agrees to supply a Fax on demand product for reprints of customer bill images.

3. H.O. agrees to interface with an AVR system that will be selected by Customer to support automated voice response system for customer service inquiry regarding payments, usage, due dates, etc.

4. H.O. agrees to provide an on-site representative to be trained in Savannah for assignment in Oklahoma City for a period of one year. Expenses and salary to be paid for by Customer. Salary to be capped at 50,000 annually. Benefits and moving expenses are to be paid by H.O.



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